Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2007 (except for Note 2, “Risks and Going Concern Uncertainties,” and Note 18, as to which the date is May 7, 2007), in the Registration Statement (Form S-1 No. 333-142775) of ReGen Biologics, Inc. for the registration of 76,396,539 shares of its common stock.
/s/ Ernst & Young LLP

Baltimore, Maryland
May 29, 2007